Exhibit 99.1

    AptarGroup Caps Record Year with Strong Fourth Quarter Results


    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--Feb. 8, 2007--AptarGroup, Inc. (NYSE:ATR) today reported record fourth quarter and annual results.

    Highlights

    -- Fourth quarter sales increase 25% pushing annual sales to record $1.6 billion

    -- Earnings per share of $.77 for the quarter and $2.87 for the year

    -- Strong fourth quarter results for the Company's Beauty & Home and Pharma segments

    --  Over 1 million shares repurchased in the year

    FOURTH QUARTER RESULTS

    For the quarter ended December 31, 2006, sales increased 25% to a record $422.4 million from $338.8 million in the fourth quarter of 2005. Increased demand for AptarGroup's innovative dispensing systems and higher custom tooling sales accounted for 14% of the sales growth. Changes in exchange rates represented approximately 7% of the growth while sales from acquired companies contributed 4%.

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "I am happy to report that we completed the year with a strong fourth quarter performance, particularly in our Beauty & Home and Pharma segments. Strong demand for our products across each of our business segments, as well as foreign currency effects and contributions from our recent strategic acquisitions, contributed to our sales growth."


           Fourth Quarter Segment Sales Analysis
                  (Growth Over Prior Year)

                                 Beauty &                     Total
                                   Home   Closures  Pharma  AptarGroup
                                 -------------------------------------
Product and Custom Tooling Sales       15%      14%      12%       14%
Currency Effects                        6%       5%       7%        7%
Sales from Acquired Companies           6%       5%       0%        4%
                                 -------------------------------------
Total Growth                           27%      24%      19%       25%
                                 =====================================

    Siebel added, "Strong product sales drove operating income to a record fourth quarter level of $40.8 million in spite of the negative impact of $2.0 million related to the expensing of stock options that began in 2006, as well as a challenging competitive environment and rising material and utility costs. In addition, we experienced operational difficulties in our European Closures business which reduced our Closures segment's income during the quarter and hindered our overall operating income growth." Beauty & Home segment income increased 59% to $17.5 million, Closures segment income decreased 9% to $9.5 million, and Pharma segment income increased 16% to $22.2 million.

    Diluted earnings per share increased 17% to $.77 per share compared to $.66 per share in the prior year. Included in 2006 earnings per share is a negative impact of approximately $.04 per share related to stock option expense and a positive tax benefit of approximately $.03 per share primarily related to tax law changes in Germany. Acquisitions were slightly accretive in the quarter. Additionally, the Company spent $13.3 million to repurchase approximately 223,000 shares of its common stock in the quarter.

    ANNUAL RESULTS

    Commenting on AptarGroup's full year performance, Siebel said, "Each of our business segments enjoyed solid sales growth during the year enabling us to achieve our 41st consecutive year of sales growth and report record sales of $1.6 billion, up 16% from $1.4 billion in 2005." Increased product and custom tooling sales accounted for 8% of the Company's sales growth, sales from acquired companies contributed 7%, and changes in exchange rates added 1%.

    Operating income increased to a record $161.6 million up from $149.8 million a year ago, in spite of the negative impact of a $13.3 million charge related to the expensing of stock options that began in 2006. Strong product sales, improved capacity utilization, and cost containment efforts, including savings from the previously announced Redeployment Program in France that began in 2005, more than offset higher material costs and a challenging competitive price environment.

    Diluted earnings per share reached a record level of $2.87 per share, up from $2.77 per share a year ago. Included in the 2006 earnings per share is a negative impact of approximately $.24 per share related to stock option expense and the positive impact of the tax benefit mentioned above of approximately $.03 per share (for a net negative impact of $.21 per share). The 2005 earnings per share included a positive impact of approximately $.09 per share related to prior years' research and development tax credits in the U.S. and reduced taxes in Italy, as well as the negative impact of approximately $.07 per share related to the Redeployment Program (for a net positive impact of $.02 per share). Acquisitions were slightly accretive in 2006. Also, the Company spent $57.7 million to repurchase approximately 1.1 million shares of common stock in 2006 leaving 2 million shares authorized for repurchase at the end of the year.

    OUTLOOK

    Siebel commented, "Demand for our convenient dispensing systems is expected to improve across each of our business segments in the coming quarter, and given the current foreign currency environment, we anticipate strong sales improvement over the prior year. We are still in an environment of rising material costs but we are committed to mitigating these effects where possible by passing such increases along in our selling prices. The competitive environment also remains challenging. However, we will continue to focus on being the innovation leader in our niche and, as a result, deliver unique value to our customers, and ultimately, to end consumers. We estimate that diluted earnings per share for the first quarter of 2007 will be in the range of $.68 to $.73 per share compared to $.55 per share in the prior year."

    OPEN CONFERENCE CALL

    There will be a conference call on Friday February 9, 2007 at 8:00 a.m. CST to discuss the Company's fourth quarter and annual results for 2006. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the Web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)

                (In Thousands, Except Per Share Data)
                  CONSOLIDATED STATEMENTS OF INCOME

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                        2006 (1)      2005      2006 (2)      2005
                       ----------- ----------- ----------- -----------

Net Sales                $422,387    $338,814  $1,601,385  $1,380,009
Cost of Sales
 (exclusive of
 depreciation shown
 below)                   289,448     227,724   1,086,269     927,585
Selling, Research &
 Development and
Administrative             61,044      51,076     238,907     203,389
Depreciation and Other
 Amortization              31,103      24,443     114,606      99,242
                       ----------- ----------- ----------- -----------
Operating Income           40,792      35,571     161,603     149,793
Other Income/(Expense):
  Interest Expense         (4,799)     (3,355)    (16,985)    (12,144)
  Interest Income           1,461         671       4,214       3,004
  Equity in Results of
   Affiliates                  86         429         506       1,646
  Minority Interests           14         259         (80)        342
  Miscellaneous, net          202         156        (952)       (688)
                       ----------- ----------- ----------- -----------
Income before Income
 Taxes                     37,756      33,731     148,306     141,953
Provision for Income
 Taxes                     10,581      10,019      45,410      41,919
                       ----------- ----------- ----------- -----------
Net Income                $27,175     $23,712    $102,896    $100,034
                       =========== =========== =========== ===========

Net Income per Share -
 Basic                      $0.79       $0.68       $2.95       $2.84
                       =========== =========== =========== ===========
Net Income per Share -
 Diluted                    $0.77       $0.66       $2.87       $2.77
                       =========== =========== =========== ===========

Average Number of
 Shares - Basic            34,530      34,903      34,827      35,188
Average Number of
 Shares - Diluted          35,427      35,935      35,872      36,177

Notes to Condensed Consolidated Financial Statements:
(1) - For the fourth quarter 2006, the following amounts related to stock option expenses are included in the respective lines of the above table: Cost of Sales ($.2 million), Selling, Research & Development and Administrative ($1.8 million), Income Before Income Taxes ($2.0 million), Net Income ($1.3 million), and Net Income per Share - Basic and Diluted ($.04 per share).

(2) - For the year 2006, the following amounts related to stock option expenses are included in the respective lines of the above table:
 Cost of Sales ($.9 million), Selling, Research & Development and Administrative ($12.4 million), Income Before Income Taxes ($13.3 million), Net Income ($8.7 million), and Net Income per Share - Basic ($.25 per share) and Diluted ($.24 per share).


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                     CONSOLIDATED BALANCE SHEETS

                                             December 31, December 31,
                                                 2006         2005
ASSETS

Cash and Equivalents                            $170,576     $117,635
Receivables, net                                 320,969      260,175
Inventories                                      226,455      184,241
Other Current Assets                              44,820       43,240
                                             ------------ ------------
  Total Current Assets                           762,820      605,291
Net Property, Plant and Equipment                591,077      536,820
Goodwill, net                                    207,882      184,763
Other Assets                                      30,233       30,445
                                             ------------ ------------
Total Assets                                  $1,592,012   $1,357,319
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                          $127,424     $102,103
Accounts Payable and Accrued Liabilities         272,761      218,659
                                             ------------ ------------
  Total Current Liabilities                      400,185      320,762
Long-Term Obligations                            168,877      144,541
Deferred Liabilities                              76,550       82,628
                                             ------------ ------------
Total Liabilities                                645,612      547,931
Stockholders' Equity                             946,400      809,388
                                             ------------ ------------
Total Liabilities and Stockholders' Equity    $1,592,012   $1,357,319
                                             ============ ============


                           APTARGROUP, INC.
       Condensed Consolidated Financial Statements (Unaudited)
                             (continued)
                            (In Thousands)
                         SEGMENT INFORMATION

                         Three Months Ended          Year Ended
                            December 31,            December 31,
                       ----------------------- -----------------------

                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
SALES

Beauty & Home            $226,617    $175,950    $849,736    $705,749
Closures                  112,750      91,175     442,321     386,431
Pharma                     87,985      73,851     323,647     297,827
Other                         495         281       1,397       1,363
                       ----------- ----------- ----------- -----------
Total Sales              $427,847    $341,257  $1,617,101  $1,391,370
                       =========== =========== =========== ===========

INTERSEGMENT
 ELIMINATIONS

Beauty & Home             $(4,815)    $(1,722)   $(12,643)    $(7,383)
Closures                     (285)       (200)     (1,118)     (1,270)
Pharma                        (89)       (276)     (1,044)     (1,718)
Other                        (271)       (245)       (911)       (990)
                       ----------- ----------- ----------- -----------
Total Intersegment
 Eliminations             $(5,460)    $(2,443)   $(15,716)   $(11,361)
                       =========== =========== =========== ===========

NET SALES

Beauty & Home            $221,802    $174,228    $837,093    $698,366
Closures                  112,465      90,975     441,203     385,161
Pharma                     87,896      73,575     322,603     296,109
Other                         224          36         486         373
                       ----------- ----------- ----------- -----------
Total Net Sales          $422,387    $338,814  $1,601,385  $1,380,009
                       =========== =========== =========== ===========

SEGMENT INCOME (1)

Beauty & Home             $17,524     $11,055     $72,396     $54,009
Closures                    9,483      10,420      44,031      42,392
Pharma                     22,199      19,213      80,841      76,004
Corporate Expenses and
 Other (2)                 (8,112)     (4,273)    (36,191)    (21,312)
                       ----------- ----------- ----------- -----------
Income before Interest
 and Taxes                 41,094      36,415     161,077     151,093
Less: Interest Expense,
 Net                        3,338       2,684      12,771       9,140
                       ----------- ----------- ----------- -----------
Income before Income
 Taxes                    $37,756     $33,731    $148,306    $141,953
                       =========== =========== =========== ===========

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and corporate expenses, income taxes and unusual items.

(2) - For the fourth quarter and year-to-date 2006, Corporate Expenses and Other includes the total amounts related to stock option expenses of $2.0 million and $13.3 million, respectively.

    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge
             815-477-0424